UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2015

SUNSHINE HEART, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35312 (Commission File Number)	68-0533453 (IRS Employer Identification No.)

12988 Valley View Road

Eden Prairie, Minnesota  55344

(Address of principal executive offices)  (Zip Code)

(952) 345-4200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

On November 30, 2015, Sunshine Heart, Inc. (the “Company”) announced that David A. Rosa is leaving the Company, effective as of November 30, 2015.

Pursuant to a Separation and Release Agreement entered into between the Company and Mr. Rosa on November 30, 2015 (the “Separation Agreement”), Mr. Rosa will no longer serve as Chief Executive Officer, President and a Director of the Company effective as of November 30, 2015, and the Company has agreed (1) to pay Mr. Rosa a lump sum equal to $357,075, which is Mr. Rosa’s annual base salary, (2) to pay Mr. Rosa a lump sum payment of $142,830, which is his assumed full-year target bonus for 2015, (3) to extend the vesting and exercise periods of all outstanding equity awards held by Mr. Rosa so that such equity awards (a) will continue to vest as if Mr. Rosa was employed by the Company for a period of 12 months following the date of his departure and (b) will remain exercisable until the final termination date of such equity awards under the applicable award agreement, (4) to use commercially reasonable efforts to cause Mr. Rosa to be included as a beneficiary under any insurance policy pursuant to which Mr. Rosa was covered as an officer prior to his separation from the Company, (5) to pay 100% of the cost of premiums for continued health insurance coverage under federal COBRA law during the twelve-month period following Mr. Rosa’s separation from the Company, provided Mr. Rosa timely elects such coverage and (6) to reimburse Mr. Rosa for reasonable expenses incurred in connection with services performed under the Separation Agreement.

The benefits provided under the Separation Agreement are substantially consistent with the benefits that Mr. Rosa would have been entitled to receive under his Employment Agreement dated February 6, 2013 had Mr. Rosa been terminated without cause.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement attached hereto as Exhibit 99.1.

Appointment of Interim Chief Executive Officer

Effective as of November 23, 2015, the Board of Directors of the Company appointed John L. Erb as the Company’s Interim Chief Executive Officer and President.  Mr. Erb will continue to serve as Chairman of the Board of Directors.  It is anticipated that Mr. Erb will devote approximately 60% of his time to the role of Interim Chief Executive Officer and President of the Company.

Mr. Erb, age 66, has served as a director of the Company since September 2012 and as Chairman of the Board since October 2012. He is currently chief executive officer of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease, a position he has held since February 2007.  Previously, Mr. Erb served as executive chairman of the board (during 2007) and as chief executive officer (from 2001 to 2006) of CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure; as president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents, from 1997 to 2001; and in various positions, including most recently as vice president of worldwide operations, at Schneider, a division of Pfizer, Inc., from 1991 to 1997.  Mr. Erb’s prior board experience includes service as a director of SenoRx, Inc., a publicly traded company, from December 2001 to July 2010, and service as a director of CryoCath Technologies Inc., a publicly traded Canadian company, from October 2000 to December 2008.  Mr. Erb currently serves as a director of NuAx, as well as Osprey Medical, Inc. (listed on the Australian Securities Exchange; serves as chairman of the compensation committee and a member of the audit committee), and Vascular Solutions, Inc. (a Nasdaq listed company; serves as chairman of the compensation and nominating and corporate governance committees).  Mr. Erb received a B.A. degree in business administration, with a concentration in finance from California State University, Fullerton.

In connection with the appointment of Mr. Erb as the Company’s Interim Chief Executive Officer and President, the Board of Directors also appointed current board member, Gregory D. Waller, to replace Mr. Erb on the Compensation Committee and current board member, Paul R. Buckman, to serve as lead independent director and to replace Mr. Erb on the Audit Committee.

Mr. Erb will receive a monthly cash retainer of $26,250 for his service as Interim Chief Executive Officer, President and Chairman of the Board of Directors.  The equity compensation he currently receives as a member of the Board of Directors will remain unchanged.

On November 30, 2015, the Company issued a press release announcing the above management changes.  A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Separation and Release Agreement between Sunshine Heart, Inc. and David A. Rosa, dated November 30, 2015.
99.2	Press Release dated November 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2015	SUNSHINE HEART, INC.

	By:	/S/ CLAUDIA DRAYTON
	Name:	Claudia Drayton
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Separation and Release Agreement between Sunshine Heart, Inc. and David A. Rosa, dated November 30, 2015.
99.2	Press Release dated November 30, 2015.